Exhibit 99
Form 4 Joint Filer Information

Name:	YORKTOWN ENERGY PARTNERS VI, L.P.

Address:	410 PARK AVENUE, 19TH FLOOR NEW YORK, NY 10022-4407

Designated Filer:	YORKTOWN VI ASSOCIATES LLC

Issuer & Ticket Symbol:	CONCHO RESOURCES INC. [CXO]

Date of Event Requiring Statement:	04/03/2009

Signature:	YORKTOWN ENERGY PARTNERS VI, L.P.
	By:	Yorktown VI Company LP,
its general partner

By:	Yorktown VI Associates LLC,
its general partner

By:	/s/ W. Howard Keenan, Jr.
Member

Date:	04/07/2009